Exhibit 99.1

Cerner Completes Previously Announced Acquisition of Dynamic Healthcare Technologies, Inc.

Cerner Expands Client Base and Laboratory Specialty Offerings

KANSAS CITY, Mo., Dec. 17, 2001 /PRNewswire/ Cerner Corporation (Nasdaq: CERN) today announced that it has completed the previously announced acquisition of Dynamic Healthcare Technologies, Inc. (Nasdaq: DHTI). Under terms of the agreement, Cerner will acquire all outstanding common shares of Dynamic in exchange for 362,791 shares of Cerner stock. Holders of Dynamic’s common stock will receive 0.0548 shares of Cerner stock for each share of Dynamic common stock. These shareholders will be notified of the share exchange process by Cerner’s exchange agent, UMB Bank, n.a., either directly or through their stockbroker. Cerner will also redeem all outstanding Dynamic preferred stock for approximately $2.2 million in cash. Dynamic has been renamed Cerner DHT, Inc. and will continue to support the company’s pathology, laboratory and radiology products.

“The DHT transaction is consistent with our acquisition strategy of identifying companies with talented associates, attractive client demographics, and product functionality that can be incorporated into Millennium™,” said Trace Devanny, president of Cerner. “We expect it to be non-dilutive in 2001 and modestly accretive in 2002. We look forward to serving Dynamic’s strong client base of more than 600 healthcare organizations and providing access to our industry-leading clinical and financial solutions.”

“Two of the more attractive aspects of this acquisition are Dynamic’s highly skilled development staff and the company’s expertise in anatomic pathology, a critical element of cancer diagnosis,” continued Devanny. “We now can offer two leading anatomic pathology solutions under the Cerner Millennium and Cerner DHT, Inc.™ brands, allowing us to meet the needs of a broader client base.”

Cerner DHT, Inc. will retain talented associates in Lake Mary, Fla. and Waltham, Mass.

Cerner Corporation is the leading supplier of clinical and management information and knowledge systems to more than 1,500 health care organizations worldwide. Cerner is working to transform the health care delivery system by increasing the quality of care, improving efficiencies, eliminating medical error and connecting the individual to the system with innovative information solutions. The following are trademarks of Cerner: Cerner, Cerner’s logo, Cerner Millennium and Cerner DHT. Nasdaq: CERN, www.cerner.com.

This release may contain forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “will,” “expect,” and similar expressions are intended to identify such forward- looking statements. Factors that could cause or contribute to such differences include, but are not limited to: quarterly operating results may vary, failure to achieve expected synergies related to the merger, loss of key personnel, changes in the health care industry, significant competition, the Company’s proprietary technology may be subjected to infringement claims or may be infringed upon, regulation of the Company’s software by the U.S. Food and Drug Administration or other government regulation, the possibility of product- related liabilities, and possible system errors or failures or defects in the performance of the Company’s software. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

CONTACT:	Media, Ashley Crosby Davidson, +1-816-201-1580, acrosby@cerner.com , or Investors, Allan Kells, +1-816-201-2445, akells@cerner.com , both of Cerner Corporation